Exhibit 10.16

RESTRICTED STOCK UNIT AGREEMENT

HILTON GRAND VACATIONS INC.

2017 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

AWARD NOTICE

The Participant has been granted Restricted Stock Units (or “RSUs”) with the terms set forth in this Award Notice and subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice shall have the meanings set forth in the Restricted Stock Unit Agreement and the Plan.

Participant:

Date of Grant:

Restricted Stock Units Granted: [                    ] RSUs

Vesting Schedule:

RESTRICTED STOCK UNIT AGREEMENT

HILTON GRAND VACATIONS INC.

2017 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

This Restricted Stock Unit Agreement, effective as of the Date of Grant (as defined below), is between Hilton Grand Vacations Inc., a Delaware corporation (the “Company”), and the Participant (as defined below).

WHEREAS, the Company has adopted the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors (as it may be amended, the “Plan”) to provide a means through which the Company and the other members of the Company Group may attract and retain members of the Board of Directors of the Company (the “Board”) and to provide a means whereby members of the Board can acquire and maintain an equity interest in the Company;

WHEREAS, the Participant is a director of the Company; and

WHEREAS, the Committee has determined to grant Restricted Stock Units to the Participant as provided for herein, and the Company and the Participant hereby wish to memorialize the terms and conditions applicable to the RSUs.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. In addition to other terms defined herein, the following terms shall have the following meanings for purposes of this Agreement:

(a)    “Agreement” shall mean this Restricted Stock Unit Agreement, including (unless the context otherwise requires) the Award Notice.

(b)     “Award Notice” shall mean the notice to the Participant found on the cover page hereto.

(c)    “Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.

(d)    “Participant” shall mean the “Participant” listed in the Award Notice.

(e)    “RSUs” shall mean that number of Restricted Stock Units listed in the Award Notice as “Restricted Stock Units Granted.”

(f)    “Shares” shall mean a number of shares of the Company’s Common Stock equal to the number of RSUs.

2.     Grant of RSUs.

(a)    Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant the number of RSUs appearing on the Award Notice. The RSUs are notional units of measurement denominated in shares of Common Stock. One RSU is equivalent in value to one share of Common Stock.

(b)    Each RSU represents an unfunded, unsecured right to receive one share of Common Stock (subject to Section 3) in the future if the conditions set forth in the Plan and this Agreement are satisfied, and subject to adjustment as provided in the Plan.

3.    Settlement of the RSUs. Upon vesting of the RSUs as provided in the Award Notice, the Company shall deliver one share of Common Stock to the Participant (or his beneficiary) within 70 days following the applicable vesting date set forth in the Award Notice and such vested RSU shall be cancelled upon such delivery. Notwithstanding the foregoing, the following provisions shall apply: (a) any shares of Common Stock earned and vested due to a termination of service shall be delivered within 70 days following the date of the Participant’s termination of service; and (b) any shares of Common Stock earned and vested as a result of a Change in Control shall be delivered within 70 days following the date of the Change in Control event. If the 70-day period described herein begins in one calendar year and ends in another, the Participant (or his beneficiary) shall not have the right to designate the calendar year of the payment. Further, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or his beneficiary), the payment will be treated as made within the applicable 70-day time period specified herein if the payment is made during the first taxable year of the Participant in which the calculation of the amount of the payment is administratively practicable or otherwise in accordance with Code Section 409A.

4.    Termination of Service.

(a)    If the Participant ceases to be a member of the Board for any reason before the RSUs vest, the unvested RSUs shall immediately become forfeited without any further action by the Company or the Participant and without any payment of consideration therefor.

(b)    Notwithstanding Section 4(a) above, the RSUs, to the extent not then vested, shall become fully earned and vested:

(i)    upon termination of the Participant’s service due to death or Disability;

(ii)    if the successor or surviving company in a Change in Control event does not assume, substitute or continue the RSUs on substantially similar terms or with substantially similar economic benefits as the RSUs outstanding immediately prior to the Change in Control event; or

(iii)    if the RSUs are substituted, assumed or continued following a Change in Control event but the Participant’s service is terminated within 12 months following the Change in Control (x) by the Company for any reason other than Cause or (y) by the Participant for Good Reason (as defined below).

(c)    Notwithstanding Sections 4(a) and 4(b) above, if at least six months have elapsed since the Date of Grant, the RSUs shall be earned and vested on a pro-rata basis if the Participant’s service is terminated as a result of the Participant’s Retirement. The pro-rata portion of the RSUs that shall vest as a result of a Participant’s Retirement shall be determined by multiplying the total number of RSUs by a fraction (the numerator of which is the number of calendar months that have elapsed from the Date of Grant through the date of Retirement, and the denominator of which is the total number of months over which the RSUs vest) and subtracting from such quotient any RSUs that have previously vested. Partial months of service shall be treated as whole months for the numerator in this calculation. If fractional units would result from applying the foregoing formula, any factional unit shall be rounded down to the nearest whole number.

(d)    The Administrator shall have discretion to determine the basis for any termination of the Participant’s service, including but not limited to whether such termination is for Good Reason, not for Cause or Retirement.

(e)    For purposes of this Section 4, “Good Reason” means a Participant’s ceasing to serve as a Director of the Company or successor thereto due to the Participant’s failure to be nominated to serve as a director of the Company or the Participant’s failure to be elected to serve as a director of the Company, but not due to the Participant’s decision not to continue service on the Board of Directors of the Company, including any successor, as the case may be. An event or condition that would otherwise constitute “Good Reason” herein shall constitute Good Reason only if the Participant provides written notice to the Company (or its successor) of the initial existence of any or all of the foregoing events or conditions which constitute “Good Reason” within 60 days of the initial existence of such event(s) or condition(s) and the Company does not cure or remedy the event(s) or condition(s) within thirty (30) days after the date of such written notice by the Participant. The Participant’s service must be terminated for Good Reason within 120 days after the occurrence of an event of Good Reason.

(f)    For purposes of this Section 4, “Retirement” means retirement from service on the Board in accordance with the retirement policies of the Company applicable to members of the Board.

5.    Dividend Equivalents. A Participant holding outstanding RSUs shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock or additional Restricted Stock Units having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying RSUs are settled following the vesting of RSUs, and, if such RSUs are forfeited, the Participant shall have no right to such dividend equivalent payments.

6.    Rights as a Stockholder; Book Entry. The Participant shall not have any rights of a common stockholder of the Company in respect of the RSUs unless and until the Participant receives and becomes the record holder of the shares of Common Stock pursuant to Section 3 above. The Company may recognize the Participant’s ownership of Common Stock through uncertificated book entry. Upon delivery to the Participant of the shares of Common Stock pursuant to Section 3, Participant’s name shall be registered or recorded in stock transfer book and records maintained by the Company or a transfer or clearing agent designated by the Company.

7.    Legend. To the extent applicable, all book entries (or certificates, if any) representing shares of Common Stock delivered to the Participant as contemplated by Section 3 above shall be subject to the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Section 9 below.

8.    No Right to Continued Service; No Right to Future Awards. Neither the Plan nor this Agreement nor the granting of the RSUs hereunder shall impose any obligation on the Company or any Affiliate to continue the engagement of the Participant as a member of the Board. Further, the Participant’s service as a member of the Board may be terminated free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided therein or herein. The grant of the RSUs does not create any obligation to grant further Awards.

9.    Transferability.

(a)    The RSUs may not at any time be Transferred (as defined below) (unless such Transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution, and any such purported Transfer shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute a Transfer.

(b)    “Transfer” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the assignment, alienation, pledge, attachment, sale or other transfer or encumbrance by the Participant.

10.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.    Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions of any state. The Participant hereby irrevocably waives all right to a trial by jury in any suit, action or other proceeding instituted by or against such Participant in respect of the Participant’s rights or obligations hereunder. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida, and each of the Participant, the Company, and any transferees who hold RSUs pursuant to a valid assignment, hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold RSUs pursuant to a valid assignment hereby irrevocably waive (a) any objections which he or she may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida and (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum.

12.    Restricted Stock Units Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The RSUs granted hereunder and this Agreement are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail, unless the Committee determines otherwise. The terms of this Agreement shall not be deemed to be in conflict or inconsistent with the Plan merely because they impose greater or additional restrictions, obligations or duties, or if this Agreement provides that the Agreement terms apply notwithstanding the provisions to the contrary in the Plan.

13.    Amendment; Waiver. The Committee may, to the extent consistent with the terms of the Plan and this Agreement, waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, the RSUs or this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided, that, other than as provided in the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant with respect to outstanding RSUs shall not to that extent be effective without the consent of the Participant. The waiver by the Company of a breach of any provision of this Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

14.    Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as are provided in the Plan, including but not limited to the sole authority to determine whether and to what degree the RSUs have been earned and vested. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement are final and binding.

15.    Section 409A of the Code.

(a)    It is intended that the provisions of this Agreement comply with, or be exempt from, Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of the Participant in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and no member of the Company Group shall have any obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)    If the Participant is a “specified employee” within the meaning of Section 409A(2)(B)(i) of the Code, no payments in respect if the RSUs that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to the Participant prior to the date that is six (6) months after the date of the Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments shall be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(c)    Unless otherwise provided by the Committee, in the event that the timing of payments in respect of the RSUs (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation, pursuant to Section 409A of the Code if and to the extent required under Section 409A of the Code.

16.    Data Privacy Consent. The Participant hereby consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the RSUs were granted) about the Participant and the Participant’s participation it the Plan.

17.    No Advice. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan and this

Agreement, or the Participant’s acquisition or sale of any underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or this Agreement.

18.    Restriction on Restricted Stock Unit Award and Shares. The obligation of the Company to settle the RSUs in Shares or other consideration shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of this Agreement to the contrary, the Company shall be under no obligation to offer to sell, and shall be prohibited from offering to sell or selling, any Shares underlying the RSUs unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares. The Committee shall have the authority to provide that all Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement, the Federal securities laws or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of the Plan, the Committee may cause a legend or legends to be put on certificates representing the Shares. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to this Agreement that the Committee, in its sole discretion, deems necessary or advisable in order that this Agreement complies with the legal requirements of any governmental entity to whose jurisdiction this Agreement is subject. The Committee may cancel the RSUs or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of the Shares to the Participant, the Participant’s acquisition of the Shares from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of the RSUs in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to the RSUs.

19.    Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the RSUs, any other equity-based awards or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective executors, administers, heirs, successors and assigns.

20.    Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to the RSUs or any Person, or would disqualify the RSUs under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the RSUs, such provision shall be construed or deemed stricken as to such jurisdiction, Person or the RSUs and the remainder of this Agreement shall remain in full force and effect.

21.    Right of Offset. The Company shall have the right to offset against its obligation to deliver Shares (or other property or cash) under this Agreement any outstanding amounts that the

Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if the RSUs is “deferred compensation” subject to Section 409A of the Code, the Committee shall have no right to offset against its obligation to deliver Shares (or other property or cash) under this Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of the RSUs.

22.    Clawback/Repayment; Compliance with Ownership and Other Policies or Agreements.

(a)    The RSUs shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of this Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(b)    Without limiting the terms of the Plan, and as a condition to receiving the RSUs or any benefit hereunder, the Participant agrees that he or she shall abide by all provisions of any equity retention policy, stock ownership guidelines and/or other policies adopted by the Company, each as in effect from time to time and to the extent applicable to the Participant.

23.    Rules of Construction. Headings are given to the section of this Agreement solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Administrator determines otherwise) be construed to refer to any amendment to or successor of such provision of law.

24.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the Date of Grant.

HILTON GRAND VACATIONS INC.

By:
Mark D. Wang
President and Chief Executive Officer

Acknowledged and Agreed:

Participant Signature